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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C.

                                    FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 12 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                              Commission File Number:  000-26222


                             ONTRAK SYSTEMS, INC.
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            (Exact name of registrant as specified in its charter)


         1010 Rincon Circle, San Jose, California 95131 (408) 577-1010
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                   Common Stock, par value $0.0001 per share
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           (Title of each class of securities covered by this Form)

                                     None
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 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(1)(i)     [X]       Rule 12h-3(b)(1)(i)     [X]
           Rule 12g4-(a)(1)(ii)    [ ]       Rule 12h-3(b)(1)(ii)    [ ]
           Rule 12g4-(a)(2)(i)     [ ]       Rule 12h-3(b)(2)(i)     [ ]
           Rule 12g4-(a)(2)(ii)    [ ]       Rule 12h-3(b)(2)(ii)    [ ]
                                             Rule 15d-6              [ ]

Approximate number of holders of record as of the                     1
certification or notice date:                                  -------------

Pursuant to the requirements of the Securities Exchange Act of 1934, OnTrak Systems, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: August 6, 1997

                           By:      /s/ Patrick C. O'Connor
                                 --------------------------
                                 Name:  Patrick C. O'Connor
                                 Title: Vice President, Chief Financial Officer & Assistant Secretary